Exhibit 10.19

INCENTIVE STOCK OPTION AGREEMENT
OF
MARQUEE HOLDINGS INC.

THIS AGREEMENT (the “Agreement”) is entered into as of December 23, 2004 (the “Grant Date”) by and between Marquee Holdings Inc., a Delaware corporation (the “Company”) and [name], an Employee of the Company (or one of its Plan Subsidiaries), hereinafter referred to as the “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Company wishes to carry out the 2004 Stock Option Plan of Marquee Holdings Inc. (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Incentive Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Plan Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 1.1             “Cause” shall have the meaning given such term in the service agreement between the Company (or a Plan Subsidiary) and the Optionee, if any, and in the event there is no such agreement in effect shall mean the Optionee’s (i) willful or negligent failure to substantially perform his duties with the Company or any Plan Subsidiary; (ii) willful or negligent failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Company or any Plan Subsidiary; (iii) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any Plan Subsidiary’s premises or while performing any duties or responsibilities with the Company or any Plan Subsidiary; or (v) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or any Plan Subsidiary (or any predecessor thereto or successor thereof).

Section 1.2             “Change of Control” shall mean the occurrence of, after the Effective Date, any of the following events:

(a)           any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company or of AMCE (for purposes of calculating the total voting power of the Voting Stock held by a group solely in the context of a merger, consolidation or other business combination with a Person engaged in a line of business similar to that of the Company or of AMCE and its Subsidiaries on August 18, 2004, the voting power beneficially owned by the Permitted Holders or by Permitted Co-Investors, to the extent such voting power of the Voting Stock was acquired by such Permitted Co-Investors on or before January 31, 2005 in transactions that satisfy the definition of Permitted Co-Investor, shall be excluded in an amount equal to the lesser of the total voting power of the Voting Stock beneficially owned by such Permitted Co-Investors on (x) January 31, 2005 or (y) the date of such merger, consolidation or other business combination);

(b)           the adoption of a plan relating to the liquidation or dissolution of the Company or AMCE;

(c)           the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company or of AMCE and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(d)           a change of control under the indentures relating to the 9 1/2% Senior Subordinated Notes due 2011 (the “2011 Notes”), the 9 7/8% Senior Subordinated Notes due 2012 or the 8% Senior Subordinated Notes due 2014 issued by AMCE (other than a change of control under the indenture relating to the 2011 Notes resulting from the Transactions);

provided, however, that for the avoidance of doubt, the closing of the Merger of Marquee Inc. with and into AMCE as of the Effective Date shall not constitute and shall not be deemed to cause or result in a Change of Control hereunder.

Section 1.3             “Grant Date” shall have the meaning set forth in the Recitals hereto.

Section 1.4             “Management Stockholders Agreement” shall mean that certain Management Stockholders Agreement dated December 23, 2004 by and among the Company, the Principal Investors and certain management stockholders which contains terms applicable to Options, the shares of Common Stock acquired upon Option exercise and other shares of Common Stock, if any, held by the Optionee during the term of such agreement, and attached hereto as Exhibit A, as the same may be amended from time to time.  As a condition to the grant of the Option, the Optionee shall become a party to the Management Stockholders Agreement.

Section 1.5             “Option” shall mean the Incentive Stock Option to purchase Common Stock granted under this Agreement.

Section 1.6             “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.7             “Transactions” shall mean the transactions set forth in the Agreement and Plan of Merger by and among the Company, Marquee Inc. and AMCE, dated as of July 22, 2004 and the transactions related thereto.

ARTICLE II.
GRANT OF OPTION

Section 2.1             Grant of Option.  In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Plan Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of five hundred (500) shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2             Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3             Option Price.  The purchase price of the shares of Common Stock covered by the Option shall be $1,000.00 per share (without commission or other charge), which is the Fair Market Value as of the Grant Date.

Section 2.4             Adjustments to Options.  The Committee shall make adjustments with respect to the Option in accordance with the provisions of Section 7.1 of the Plan; provided, however, that each such adjustment shall be made in such manner as not to constitute a “modification” within the meaning of Section 424(h)(3) of the Code, unless the Optionee consents to an adjustment which would constitute such a “modification.”

ARTICLE III.
EXERCISABILITY

Section 3.1             Commencement of Exercisability

(a)           Subject to subsections (b) and (c) and Section 3.3, the Option shall become exercisable in five equal and cumulative installments provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date as follows:

(i)            The first installment shall consist of 20% of the shares covered by the Option and shall become exercisable on the first anniversary of the Grant Date;

(ii)           The second installment shall consist of 20% of the shares covered by the Option and shall become exercisable on the second anniversary of the Grant Date;

(iii)          The third installment shall consist of 20% of the shares covered by the Option and shall become exercisable on the third anniversary of the Grant Date;

(iv)          The fourth installment shall consist of 20% of the shares covered by the Option and shall become exercisable on the fourth anniversary of the Grant Date; and.

(v)           The fifth installment shall consist of 20% of the shares covered by the Option and shall become exercisable on the fifth anniversary of the Grant Date.

(b)           No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

(c)           All unexercised and outstanding Options shall accelerate and become exercisable immediately prior to a Change of Control.

Section 3.2             Duration of Exercisability.  The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3             Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)           The tenth anniversary of the Grant Date; or

(b)           If the Optionee owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), the fifth anniversary of the Grant Date; or

(c)           Except as the Committee may otherwise approve, the date that is six (6) months following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause; or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or

(d)           Except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by reason of termination by the Company for Cause; or

(e)           In the case of an Optionee whose Termination of Employment is by reason of his or her death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Employment.

Section 3.4             Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than one (1) share.

Section 3.5             Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 3.6             Special Tax Consequences.  The Optionee acknowledges that, to the extent that the aggregate Fair Market Value of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including the Option, are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company, any Subsidiary and any parent corporation thereof (within the meaning of Section 422 of the Code)) exceeds $100,000, such options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code.  The Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.  For purposes of these rules, the Fair Market Value of Common Stock shall be determined as of the time the option with respect to such Common Stock is granted.

ARTICLE IV.
OTHER PROVISIONS

Section 4.1             Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.

Section 4.2             Shares Subject to Plan and Management Stockholders Agreement.  The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Management Stockholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan.  The Optionee further acknowledges that the Option is subject to the terms of the Management Stockholders Agreement including, without limitation, the “Call Rights” and the “Exit Sale” contained in Sections 2 and 3 of the Management Stockholders Agreement.

Section 4.3             Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware.

Section 4.4             Notification of Disposition.  The Optionee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such shares to him.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Optionee in such disposition or other transfer.

Section 4.5             Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and

Exchange Commission, including without limitation Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.6             Amendment, Suspension and Termination.  The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, materially and adversely alter or impair any rights or obligations under the Option.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

MARQUEE HOLDINGS INC.

By:

Its:

By:

Its:

Name

Residence Address:

Optionee’s Social Security Number:

EXHIBIT A

MANAGEMENT STOCKHOLDERS AGREEMENT